Exhibit 99.1

Microsoft Cloud Growth Drives Strong Fourth-Quarter Results

Commercial cloud annualized revenue run rate now exceeds $4.4 billion.

REDMOND, Wash. — July 22, 2014 — Microsoft Corp. today announced revenue of $23.38 billion for the quarter ended June 30, 2014. Gross margin, operating income, and diluted earnings per share (“EPS”) for the quarter were $15.79 billion, $6.48 billion, and $0.55 per share, respectively.

Microsoft completed the acquisition of substantially all of the Nokia Devices and Services (“NDS”) business on April 25, 2014. Revenue and cost of revenue from the acquired business, including amortization of intangible assets, are reported in the new Phone Hardware segment. For the fourth quarter and fiscal year 2014, the results of NDS contributed revenue, gross margin, operating income, and diluted EPS of $1.99 billion, $54 million, $(692) million, and $(0.08), respectively.

“We are galvanized around our core as a productivity and platform company for the mobile-first and cloud-first world, and we are driving growth with disciplined decisions, bold innovation, and focused execution,” said Satya Nadella, chief executive officer of Microsoft. “I’m proud that our aggressive move to the cloud is paying off – our commercial cloud revenue doubled again this year to a $4.4 billion annual run rate.”

“Our solid execution and expense discipline allowed us to deliver a strong finish to the fiscal year,” said Amy Hood, executive vice president and chief financial officer at Microsoft. “As we enter fiscal 2015, we are focused on aligning our resources to strategic investments that we believe will deliver the next wave of innovation, growth, and long-term shareholder value.”

The following table reconciles these financial results reported in accordance with generally accepted accounting principles (“GAAP”) to Non-GAAP financial results. We have provided this Non-GAAP financial information to aid investors in better understanding the company’s performance. All growth comparisons relate to the corresponding period in the last fiscal year.

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Gross Margin	Operating Income	Diluted EPS
2013 As Reported (GAAP)	$19,896	$14,294	$6,073	$0.59
Office Upgrade Offer	$(782)	$(782)	$(782)	$(0.07)
2013 As Adjusted (Non-GAAP)	$19,114	$13,512	$5,291	$0.52
2014 As Reported (GAAP)¹	$23,382	$15,787	$6,482	$0.55
%Y/Y (GAAP)	18%	10%	7%	(7)%
%Y/Y (Non-GAAP)	22%	17%	23%	6%

  ¹Fiscal year 2014 includes the results of the NDS business for the period beginning on April 25, 2014.

Additionally, we note below certain operational items that also impacted the company’s financial performance (“Noted Items”). Noted Items and the Non-GAAP measures are defined following the financial tables and highlights.

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Gross Margin	Operating Income	Diluted EPS
Surface RT Inventory Adjustments	$(38)	$(900)	$(900)	$(0.07)
2013 Impact of Noted Items	$(38)	$(900)	$(900)	$(0.07)
End of Nokia Commercial Agreement	$382	$382	$382	$0.04
Integration and Restructuring	-	-	$(127)	$(0.02)
Adjustment to Prior Years’ Taxes	-	-	-	$(0.05)
2014 Impact of Noted Items	$382	$382	$255	$(0.03)

Devices and Consumer revenue grew 42% to $10.00 billion, with the following business highlights:

•	Windows OEM revenue grew 3%, driven by 11% growth in Windows OEM Pro revenue.
•	Office 365 Home and Personal subscribers totaled more than 5.6 million, adding more than 1 million subscribers again this quarter.
•	The acquired Phone Hardware business contributed $1.99 billion to current year revenue.
•	Bing search advertising revenue grew 40%, and U.S. search share grew to 19.2%.

Commercial revenue grew 11% to $13.48 billion, with the following business highlights:

•	Commercial cloud revenue grew 147% with an annualized run rate that exceeds $4.4 billion.
•	Windows volume licensing revenue grew 11%.
•	Server products revenue, including Azure, grew 16%, with double-digit growth for SQL Server and System Center.

“Our results reflect our customers’ long-term commitments to our products and services, and strong execution by our field teams. We are thrilled with the tremendous momentum of our cloud offerings with Office 365 and Azure both growing over 100% again,” said Kevin Turner, chief operating officer at Microsoft. “Looking forward, we are excited by the amazing opportunities enabled by our technology roadmap and our strong engagement across partners, customers, and developers.”

For Microsoft’s fiscal year 2014, the company’s revenue, gross margin, operating income, and diluted EPS were $86.83 billion, $59.90 billion, $27.76 billion, and $2.63 per share, respectively.

The following table reconciles these financial results reported in accordance with GAAP to Non-GAAP financial results. We have provided this Non-GAAP financial information to aid investors in better understanding the company’s performance.

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Gross Margin	Operating Income	Diluted EPS
2013 As Reported (GAAP)	$77,849	$57,600	$26,764	$2.58
Windows Upgrade Offer	$(540)	$(540)	$(540)	$(0.05)
European Commission Fine	-	-	$733	$0.09
2013 As Adjusted (Non-GAAP)	$77,309	$57,060	$26,957	$2.62
2014 As Reported (GAAP)[1]	$86,833	$59,899	$27,759	$2.63
%Y/Y (GAAP)	12%	4%	4%	2%
%Y/Y (Non-GAAP)	12%	5%	3%	0%

  ¹Fiscal year 2014 includes the results of the NDS business for the period beginning on April 25, 2014.

The impact of Noted Items on the financial results was the same for the fourth quarter and for fiscal year 2014.

Business Outlook

Microsoft will provide forward-looking guidance in connection with this quarterly earnings announcement on its earnings conference call and webcast.

On July 17, 2014, Microsoft announced a restructuring plan to streamline and simplify its operations and align the recently acquired NDS business with the company’s overall strategy. The pre-tax costs associated with this plan are estimated to be between $1.1 billion and $1.6 billion and will be recorded in fiscal year 2015, substantially in the first half of the fiscal year.

Webcast Details

Satya Nadella, chief executive officer, Amy Hood, executive vice president and chief financial officer, Frank Brod, chief accounting officer, John Seethoff, deputy general counsel, and Chris Suh, general manager of Investor Relations, will host a conference call and webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/investor. The webcast will be available for replay through the close of business on July 22, 2015.

Adjusted Financial Results and Non-GAAP Measures

During the fourth quarter of fiscal year 2013, GAAP revenue, gross margin, operating income, and diluted EPS included the recognition of previously deferred revenue for the Office Upgrade Offer. For fiscal year 2013, the financial results included the recognition of previously deferred revenue related to the Windows Upgrade Offer as well as the European Commission Fine. These items are defined below. In addition to these financial results reported in accordance with GAAP, we have provided certain Non-GAAP financial information to aid investors in better understanding the company’s performance. Presenting these measures without the impact of these items gives additional insight into operational performance and helps clarify trends affecting the company’s business. For comparability of reporting, management considers this information in conjunction with GAAP amounts in evaluating business performance. These Non-GAAP financial measures should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Non-GAAP Definitions

Revenue recognition of $782 million in the fourth quarter of fiscal year 2013 related to the revenue deferred on sales of the previous version of the Microsoft Office system with a guarantee to be upgraded to the new Office at minimal or no cost (“Office Upgrade Offer”).

Revenue recognition of $540 million in fiscal year 2013 related to the revenue deferred on sales of Windows 7 with an option to upgrade to Windows 8 Pro at a discounted price (“Windows Upgrade Offer”).

Fine of €561 million ($733 million) assessed by the European Commission in the third quarter of fiscal year 2013 for violation of an order to provide a browser choice screen with Internet Explorer on PCs sold in Europe (“European Commission Fine”).

Noted Items Definitions

Charge of $900 million recorded in the fourth quarter of fiscal year 2013 for Surface RT Inventory Adjustments (“Surface RT Inventory Adjustments”).

Revenue recognition of $382 million in the fourth quarter of fiscal year 2014 from the contractual relationship between Nokia and Microsoft related to joint strategic initiatives which was terminated in conjunction with the acquisition of substantially all of the NDS business (“End of Nokia Commercial Agreement”).

Expenses of $127 million in the fourth quarter of fiscal year 2014 associated with the acquisition and integration of NDS. These expenses consist of transaction fees and direct acquisition costs, including legal, finance, consulting and other professional fees. These costs also include employee compensation and termination costs associated with certain reorganization activities (“Integration and Restructuring”).

Tax provision adjustment of $458 million, or a $(0.05) per share impact, in the fourth quarter of fiscal 2014 related to adjustments to prior years’ liabilities for intercompany transfer pricing that increased taxable income in more highly taxed jurisdictions (“Adjustment to Prior Years’ Taxes”).

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services, devices and solutions that help people and businesses realize their full potential.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	intense competition in all of Microsoft’s markets;

•	increasing focus on services presents execution and competitive risks;

•	significant investments in new products and services that may not be profitable;

•	acquisitions, joint ventures, and strategic alliances may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	cyber-attacks and security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	disclosure of personal data that could cause liability and harm to Microsoft’s reputation;

•	outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	government litigation and regulation that may limit how Microsoft designs and markets its products;

•	potential liability under trade protection and anti-corruption laws resulting from our international operations;

•	Microsoft’s ability to attract and retain talented employees;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	our hardware and software products may experience quality or supply problems;

•	exposure to increased economic and operational uncertainties from operating a global business;

•	catastrophic events or geo-political conditions may disrupt our business; and

•	adverse economic or market conditions may harm our business.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/investor.

All information in this release is as of July 22, 2014. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Chris Suh, general manager, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news/. Web links, telephone numbers, and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/investor.

INCOME STATEMENTS

(In millions, except per share amounts)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013

Revenue	$23,382	$19,896	$86,833	$77,849
Cost of revenue	7,595	5,602	26,934	20,249

Gross margin	15,787	14,294	59,899	57,600
Research and development	3,123	2,783	11,381	10,411
Sales and marketing	4,682	4,228	15,811	15,276
General and administrative	1,373	1,210	4,821	5,149
Integration and restructuring	127	0	127	0

Operating income	6,482	6,073	27,759	26,764
Other income, net	95	72	61	288

Income before income taxes	6,577	6,145	27,820	27,052
Provision for income taxes	1,965	1,180	5,746	5,189

Net income	$4,612	$4,965	$22,074	$21,863

Earnings per share:
Basic	$0.56	$0.59	$2.66	$2.61
Diluted	$0.55	$0.59	$2.63	$2.58
Weighted average shares outstanding:
Basic	8,246	8,345	8,299	8,375
Diluted	8,345	8,442	8,399	8,470
Cash dividends declared per common share	$0.28	$0.23	$1.12	$0.92

COMPREHENSIVE INCOME STATEMENTS

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Net income	$ 4,612	$ 4,965	$ 22,074	$ 21,863
Other comprehensive income (loss):

Net unrealized losses on derivatives (net of tax effects of $(3), $(4), $(4), and $(14))	(21)	(7)	(35)	(26)

Net unrealized gains (losses) on investments (net of tax effects of $162, $(206), $936, and $195)	235	(381)	1,737	363

Translation adjustments and other (net of tax effects of $(41), $(40), $12, and $(8))	162	(74)	263	(16)

Other comprehensive income (loss)	376	(462)	1,965	321

Comprehensive income	$ 4,988	$ 4,503	$ 24,039	$ 22,184

BALANCE SHEETS

(In millions)(Unaudited)

	June 30, 2014	June 30, 2013
Assets

Current assets:
Cash and cash equivalents	$8,669	$ 3,804
Short-term investments (including securities loaned of $541 and $579)	77,040	73,218

Total cash, cash equivalents, and short-term investments	85,709	77,022
Accounts receivable, net of allowance for doubtful accounts of $301 and $336	19,544	17,486
Inventories	2,660	1,938
Deferred income taxes	1,941	1,632
Other	4,392	3,388

Total current assets	114,246	101,466
Property and equipment, net of accumulated depreciation of $14,793 and $12,513	13,011	9,991
Equity and other investments	14,597	10,844
Goodwill	20,127	14,655
Intangible assets, net	6,981	3,083
Other long-term assets	3,422	2,392

Total assets	$172,384	$ 142,431

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,432	$ 4,828
Short-term debt	2,000	0
Current portion of long-term debt	0	2,999
Accrued compensation	4,797	4,117
Income taxes	782	592
Short-term unearned revenue	23,150	20,639
Securities lending payable	558	645
Other	6,906	3,597

Total current liabilities	45,625	37,417
Long-term debt	20,645	12,601
Long-term unearned revenue	2,008	1,760
Deferred income taxes	2,728	1,709
Other long-term liabilities	11,594	10,000

Total liabilities	82,600	63,487

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital - shares authorized 24,000; outstanding 8,239 and 8,328	68,366	67,306
Retained earnings	17,710	9,895
Accumulated other comprehensive income	3,708	1,743

Total stockholders’ equity	89,784	78,944

Total liabilities and stockholders’ equity	$172,384	$ 142,431

CASH FLOWS STATEMENTS

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Operations
Net income	$4,612	$4,965	$22,074	$21,863
Adjustments to reconcile net income to net cash from operations:
Depreciation, amortization, and other	1,742	983	5,212	3,755
Stock-based compensation expense	618	601	2,446	2,406
Net recognized losses (gains) on investments and derivatives	(209)	99	(109)	80
Excess tax benefits from stock-based compensation	(24)	(17)	(271)	(209)
Deferred income taxes	(369)	(423)	(331)	(19)
Deferral of unearned revenue	16,869	15,621	44,325	44,253
Recognition of unearned revenue	(11,345)	(11,069)	(41,739)	(41,921)
Changes in operating assets and liabilities:
Accounts receivable	(5,363)	(5,666)	(1,120)	(1,807)
Inventories	(199)	187	(161)	(802)
Other current assets	282	(33)	(29)	(129)
Other long-term assets	(159)	(152)	(628)	(478)
Accounts payable	863	486	473	537
Other current liabilities	1,072	27	1,075	146
Other long-term liabilities	1,124	294	1,014	1,158

Net cash from operations	9,514	5,903	32,231	28,833

Financing
Proceeds from issuance of short-term debt, maturities of 90 days or less, net	500	0	500	0
Proceeds from issuance of debt	1,500	2,651	10,350	4,883
Repayments of debt	(2,000)	(1,346)	(3,888)	(1,346)
Common stock issued	146	166	607	931
Common stock repurchased	(1,170)	(1,042)	(7,316)	(5,360)
Common stock cash dividends paid	(2,309)	(1,921)	(8,879)	(7,455)
Excess tax benefits from stock-based compensation	24	17	271	209
Other	0	6	(39)	(10)

Net cash used in financing	(3,309)	(1,469)	(8,394)	(8,148)

Investing

Additions to property and equipment	(1,330)	(1,794)	(5,485)	(4,257)
Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(5,626)	(20)	(5,937)	(1,584)
Purchases of investments	(23,473)	(27,024)	(72,690)	(75,396)
Maturities of investments	1,138	617	5,272	5,130
Sales of investments	20,617	22,301	60,094	52,464
Securities lending payable	(236)	81	(87)	(168)

Net cash used in investing	(8,910)	(5,839)	(18,833)	(23,811)

Effect of exchange rates on cash and cash equivalents	(198)	(31)	(139)	(8)

Net change in cash and cash equivalents	(2,903)	(1,436)	4,865	(3,134)
Cash and cash equivalents, beginning of period	11,572	5,240	3,804	6,938

Cash and cash equivalents, end of period	$8,669	$3,804	$8,669	$ 3,804

SEGMENT REVENUE AND GROSS MARGIN

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Revenue
Devices and Consumer Licensing	$ 4,694	$ 4,288	$ 18,803	$19,021
Computing and Gaming Hardware	1,441	1,167	9,628	6,461
Phone Hardware	1,985	0	1,985	0
Devices and Consumer Other	1,880	1,563	7,258	6,618
Commercial Licensing	11,222	10,627	42,027	39,686
Commercial Other	2,262	1,574	7,547	5,660
Corporate and Other	(102)	677	(415)	403

Total Revenue	$ 23,382	$19,896	$ 86,833	$77,849

Gross Margin
Devices and Consumer Licensing	$ 4,407	$ 3,881	$ 17,216	$17,044
Computing and Gaming Hardware	18	(647)	893	956
Phone Hardware	54	0	54	0
Devices and Consumer Other	446	368	1,770	2,046
Commercial Licensing	10,296	9,667	38,604	36,261
Commercial Other	691	336	1,856	921
Corporate and Other	(125)	689	(494)	372

Total gross margin	$ 15,787	$14,294	$ 59,899	$57,600

MICROSOFT CORPORATION

FOURTH QUARTER FINANCIAL HIGHLIGHTS

All growth comparisons relate to the corresponding period in the last fiscal year. Please refer to the reconciliation of our GAAP and Non-GAAP financial results, and the Noted Items table provided above for additional information.

SUMMARY

Nokia Devices and Services Acquisition

On April 25, 2014, we acquired substantially all of Nokia’s Devices and Services business (the acquired assets and operations are hereafter referred to as “NDS”). Beginning on that date, we reported the revenue and cost of revenue from NDS, including amortization of intangible assets, in the new Phone Hardware segment. For the fourth quarter, the results of NDS impacted revenue, gross margin, operating income, and diluted EPS by $1.99 billion, $54 million, $(692) million, and $(0.08), respectively.

Operating Summary

Revenue was $23.38 billion, up 18% year-over-year. Non-GAAP revenue grew 22%. As described in the Noted Items table, prior year revenue was decreased by $38 million and current year revenue was increased by $382 million. Additionally, NDS contributed $1.99 billion to current year revenue.

Gross margin was $15.79 billion, up 10% year-over-year. Non-GAAP gross margin grew 17%. As described in the Noted Items table, prior year gross margin was decreased by $900 million and current year gross margin was increased by $382 million. Additionally, NDS contributed $54 million to current year gross margin.

Operating income was $6.48 billion, up 7% year-over-year. Non-GAAP operating income grew 23%. As described in the Noted Items table, prior year operating income was decreased by $900 million and current year operating income was increased by $255 million. Additionally, NDS contributed $(692) million to current year operating income.

Diluted EPS was $0.55, down 7% year-over-year. Non-GAAP diluted EPS grew 6%. As described in the Noted Items table, prior year diluted EPS was decreased by $0.07 and current year diluted EPS was decreased by $0.03. Additionally, NDS contributed $(0.08) to current year diluted EPS.

SEGMENT INFORMATION

Devices and Consumer (“D&C”)

Total D&C revenue increased $2.98 billion or 42%, including $1.99 billion of Phone Hardware revenue following the completion of the NDS acquisition. D&C gross margin increased $1.32 billion or 37% over the prior year, which included the Surface RT inventory adjustment charge of approximately $900 million.

D&C Licensing

D&C Licensing revenue increased $406 million or 9%, due to the recognition of $382 million from the conclusion of the commercial agreement with Nokia and higher revenue from Office Consumer and Windows OEM, offset by a decline in royalty revenue. Gross margin increased $526 million or 14%.

•

Windows OEM revenue increased 3%, as Windows OEM Pro revenue increased 11% and Windows OEM non-Pro revenue decreased 9%. Businesses continue to demonstrate their strong preference for Windows, and D&C Licensing results were again driven by business PC growth in developed markets, and benefits from Windows XP end of support that moderated throughout the quarter.

•

Office Consumer revenue increased $125 million or 21%. We continue to outpace overall consumer PCs as developed markets, where more consumers buy Office with their PCs, outperformed emerging markets. Microsoft ended support for Windows XP in April 2014, which also contributed to our growth, as small businesses upgraded their PCs and purchased new versions of Office through consumer channels.

With free licensing for sub 9-inch devices and the new Windows with Bing offering, we are helping our partners bring new low-cost devices to market. We are encouraged by the initial response from OEMs, and expect many of these new devices to be available in time for the holiday season. During Computex in June, our OEM partners announced nearly 40 new devices, including all-in-ones, laptops, two-in-ones, and smartphones, demonstrating continued innovation on the Windows platform.

Computing and Gaming Hardware

The D&C Hardware segment was renamed Computing and Gaming Hardware in the fourth quarter of fiscal year 2014. Computing and Gaming Hardware revenue increased $274 million or 23%, driven by higher Surface and Xbox Platform revenue. Gross margin increased $665 million compared to the prior year, which included the Surface RT inventory adjustment charge. Current year cost of revenue included Surface inventory adjustments resulting from our transition to newer generation devices and a decision to not ship a new form factor.

•	Surface revenue was $409 million, driven by our second generation Surface 2 and Surface Pro 2 devices, and the recent launch of Surface Pro 3.

•

Xbox Platform revenue increased $104 million or 14%, driven primarily by increased console revenue. We sold in 1.1 million consoles in the fourth quarter, as we drew down channel inventory, compared to 1.0 million consoles during the prior year.

We launched Surface Pro 3 in the U.S. and Canada on June 20, and it will roll out to additional markets beginning in the first quarter of fiscal year 2015. This new device is optimized for productivity and highlights the progress we have made bringing hardware and software together.

During the E3 conference in early June, we highlighted several new titles that will be available exclusively on the Xbox Platform. We also launched a lower-priced console without the Kinect sensor to provide additional choice to our customers, and are planning to offer Xbox One in additional markets beginning this fall.

Phone Hardware

Phone Hardware revenue was $1.99 billion, reflecting sales of Lumia Smartphones and other first-party non-Lumia phones following completion of the NDS acquisition. Cost of revenue was $1.93 billion, including amortization of acquired intangible assets and the impact of decisions to rationalize our device portfolio, resulting in gross margin of $54 million.

•

We sold 5.8 million Lumia Smartphones, and 30.3 million non-Lumia phones following the completion of the NDS acquisition. Low price point devices drove a majority of the Lumia Smartphone volumes. Non-Lumia phone volumes performed in line with the market for this category of devices.

D&C Other

D&C Other revenue increased $317 million or 20%, due mainly to increases in search revenue and Office 365 Consumer subscriptions. Gross margin increased $78 million or 21%.

•	We continue to see strong adoption of Office 365 Home and Personal offerings, which added more than 1 million subscribers in the fourth quarter to total more than 5.6 million.

•

Search revenue increased 40%, offset by an 11% decline in display revenue. Growth in search advertising revenue was due to higher revenue per search (“RPS”), increased search volume, and the expiration of North American RPS guarantee payments to Yahoo! in the prior year. U.S. search share grew again to 19.2%.

Our Bing platform continues to accrue value across our portfolio of products and services. The Bing search index is helping power several of our offerings, including the Cortana digital assistant, Xbox, and Power BI. Bing was also chosen as the default search provider for the upcoming release of Apple’s new OS X, providing additional opportunities to monetize the service.

Commercial

Commercial revenue increased $1.28 billion or 11%, driven by growth in both our Commercial Licensing businesses and Commercial cloud services. Server products revenue, including Microsoft Azure, grew 16%, and Office Commercial revenue, including Office 365, grew 4%. Commercial gross margin increased $984 million or 10%.

During the quarter, we made several key product and partnership announcements that further enhance the value of our public and private cloud offerings. The product enhancements we announced focused on hybrid cloud scenarios, protection of cloud data, and the experience for app developers. We also announced strategic partnerships with SAP and salesforce.com that help improve customer productivity by expanding the interoperability of our cloud services with solutions from other providers.

Commercial Licensing

Commercial Licensing revenue increased $595 million or 6%, due primarily to higher revenue from our server products and Windows Commercial, offset in part by lower revenue from on-premises Office products, as customers transition to Office 365 Commercial. Gross margin increased $629 million or 7%, in line with revenue growth.

•	Our server products revenue grew $577 million or 14%, driven by double-digit growth in SQL Server, System Center, and the premium version of Windows Server.

•	Windows Commercial revenue grew $104 million or 11%, driven by growth in annuity and non-annuity revenue.

Commercial Other

Commercial Other revenue increased $688 million or 44%, due to higher Commercial cloud services and Enterprise Services revenue. Gross margin increased $355 million or 106%. We delivered another quarter of margin expansion as we continue to realize engineering efficiencies and scale benefits.

•

Commercial cloud services revenue grew $564 million or 147%, driven by continued triple-digit growth in Commercial Office 365 and Microsoft Azure. The annual run rate for our Commercial cloud business now exceeds $4.4 billion.

•	Enterprise Services revenue grew $125 million or 11%, due primarily to growth in Premier Support Services.

EXPENSES

•	Cost of revenue increased $1.99 billion or 36%. The results from NDS contributed $1.93 billion to this increase.

•	Research and development expenses increased $340 million or 12%. The results from NDS contributed $275 million to this increase.

•	Sales and marketing expenses increased $454 million or 11%. The results from NDS contributed $394 million to this increase.

•	General and administrative expenses increased $163 million or 13%. The results from NDS contributed $77 million to this increase.

•	Integration and restructuring expenses associated with the acquisition of NDS were $127 million.

INCOME TAXES

The effective tax rate was 30% for the quarter, compared to 19% in the prior year. The year-over-year increase was due primarily to adjustments to prior years’ liabilities for intercompany transfer pricing that increased taxable income in more highly taxed jurisdictions, as well as losses incurred by NDS and changes in the geographic mix of our business.

BALANCE SHEET AND CASH FLOWS

Cash flows from operations were $9.51 billion, up 61%. Cash returned to shareholders through buybacks and dividends was $3.43 billion for the quarter. Capital expenditures were $1.33 billion, supporting the global expansion of our cloud services.

UNEARNED REVENUE, CONTRACTED NOT BILLED, AND BOOKINGS

The following table outlines unearned revenue by segment:

(In millions)
June 30,	2014	2013

Commercial Licensing	$19,099	$18,460
Commercial Other	3,934	2,272
Rest of the segments	2,125	1,667
Total	$25,158	$22,399

Our contracted not billed balance exceeded $24 billion, and total bookings increased 29%. The results from NDS contributed 9 percentage points to total bookings growth. We continue to see healthy renewals of expiring multi-year agreements as customers make long-term commitments to our products and services.